Exhibit 99.1

C.H. Robinson Worldwide, Inc.
8100 Mitchell Road, Suite 200
Eden Prairie, Minnesota 55344

Chad Lindbloom, vp and chief financial officer (952) 937-7779
Angie Freeman, media relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS
Income from Operations Up 15.2 Percent For the Quarter

MINNEAPOLIS, April 23, 2002 — C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq:CHRW), today reported financial results for the three months ended March 31, 2002.

For the first quarter of 2002, gross profits increased 0.3 percent to $113.6 million from $113.3 million in 2001. Income from operations increased 15.2 percent to $33.8 million from $29.4 million in 2001. Net income increased 14.9 percent to $20.8 million from $18.1 million in 2001. Basic net income per share increased 19.0 percent to $0.25 from $0.21 cents per share in 2001. Diluted net income per share increased 14.3 percent to $0.24 from $0.21 per share in 2001.

“We’re pleased with our performance this quarter,” said John Wiehoff, president of C.H. Robinson. “As we expected, the environment continued to be challenging for revenue growth. We continue to concentrate on sales and profitable growth, while aggressively managing our expenses. We believe that this focus, combined with our strong core competencies and long-term growth strategy, position us very well for the future.”

For the first quarter, transportation gross profits decreased 0.2 percent. The decline in truck gross profits of 1.4 percent was due to a decline in truckload volumes.

Sourcing gross profits decreased 1.8 percent in the first quarter. The company continues to see the trend of less volume with its traditional business with produce wholesalers, which is offset by increases in volumes with large retailers.

For the first quarter, information services gross profits increased 12.9 percent. T-Chek related revenues, which now comprise 100 percent of information services, increased 19.4 percent during the quarter.

For the quarter, selling, general, and administrative expenses were $20.9 million, a decrease of 21.7 percent from $26.7 million in 2001. Amortization of certain intangible assets has been eliminated due to new accounting rules, which reduced amortization expense by $1.3 million in the first quarter. In addition, we had notable declines in communications costs, travel expenses, and contractor costs.

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C.H. Robinson Worldwide, Inc.
April 23, 2002

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest third-party logistics companies in North America. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, serving 15,000 customers through a network of 144 offices in North America, South America and Europe. C.H. Robinson maintains the single largest network of motor carrier capacity in North America through contracts with more than 20,000 motor carriers, and is one of the largest third-party providers of intermodal services in the United States.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements which are based on certain assumptions and expectations of future events. These assumptions and expectations are dependent on and subject to certain risks and uncertainties including, but not limited to such factors as market demand, pricing, risks associated with operations outside of the U.S., changing economic conditions such as general economic slowdown and decreased consumer confidence, and other risk factors detailed under “Cautionary Statement” in Exhibit 99 to C.H. Robinson’s Annual Report on Form 10-K filed on March 15, 2002.

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C.H. Robinson Worldwide, Inc.
April 23, 2002

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended March 31,
	2002	2001
Gross revenues and management fees	$740,031	$732,484

Gross profits:
Transportation:
Truck	$85,952	$87,208
Intermodal	4,168	3,745
Ocean	3,839	3,475
Air	553	663
Miscellaneous	2,056	1,637

Total transportation	96,568	96,728
Sourcing	11,324	11,530
Information services	5,705	5,051

Total gross profits	113,597	113,309

Operating costs and expenses:
Personnel expenses	58,886	57,263
Selling, general, and administrative expenses	20,873	26,672

Total operating costs and expenses	79,759	83,935

Income from operations	33,838	29,374
Investment and other income	328	506

Income before provision for income taxes	34,166	29,880
Provision for income taxes	13,324	11,746

Net income	$20,842	$18,134

Net income per share (basic)	$0.25	$0.21
Net income per share (diluted)	$0.24	$0.21
Weighted average shares outstanding (basic)	84,567	84,372
Weighted average shares outstanding (diluted)	85,978	85,755

	As of March 31,
	2002	2001
Operational Data:
Employees	3,775	3,694
Branches	144	138

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C.H. Robinson Worldwide, Inc.
April 23, 2002

CONDENSED CONSOLIDATED
BALANCE SHEETS
(unaudited)
(In thousands)

	March 31, 2002	December 31, 2001
Assets
Current assets:
Cash and investments	$118,037	$115,741
Receivables, net	360,063	370,378
Deferred taxes	11,104	12,164
Other current assets	4,151	4,932

Total current assets	493,355	503,215
Net property and equipment	29,799	30,920
Intangible and other assets	162,808	149,355

	$685,962	$683,490

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable	$267,455	$267,708
Accrued compensation	11,756	32,098
Other accrued expenses	28,447	23,722

Total current liabilities	307,658	323,528
Total long term liabilities	5,794	4,147
Total stockholders’ investment	372,510	355,815

	$685,962	$683,490

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C.H. Robinson Worldwide, Inc.
April 23, 2002

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands, except per share data)

	Three months ended March 31,
	2002	2001
Operating activities:
Net income	$20,842	$18,134
Depreciation and amortization	3,542	4,838
Other non-cash expenses	1,963	3,415
Net changes in operating elements	(1,962)	(25,542)

Net cash provided by operations	24,385	845
Investing activities:
Net property additions	(1,576)	(2,419)
Cash paid for acquisitions, net	(15,716)	—
Other assets, net	(93)	(1,548)

Net cash used for investing	(17,385)	(3,967)
Financing activities:
Net sales (repurchases) of common stock	360	(1,001)
Cash dividends	(5,064)	(4,220)

Net cash used for financing activity	(4,704)	(5,221)
Net increase (decrease) in cash	2,296	(8,343)
Cash and cash equivalents, beginning of period	115,741	79,912

Cash and cash equivalents, end of period	$118,037	$71,569

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